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                                   EXHIBIT 10

                           Before the
                Federal Communications Commission
                      Washington, D.C. 20554

                             LETTER

                                       Released:  April 10, 1994


Dorothy D. Park
Personal Representative of the Estate of Roy H. Park
c/o Park Communications, Inc.
Terrace Hill
Ithaca, New York 14850

Park Acquisitions, Inc.
c/o Eckert, Seamans, Cherin & Mellott
One International Place, 18th Floor
Boston, Massachusetts 02110

Applicants:

     This refers to the applications for Commission consent to transfer the licenses of 31 television and radio stations and three television translator stations held by subsidiaries of Park Communications, Inc. ("PCI") from Dorothy Park, Personal Representative of the Estate of Roy H. Park to Park Acquisitions, Inc. ("PAI"). 1 Because the Grade A contours of television stations in Greenville, North Carolina, in Chattanooga, Tennessee, and in Richmond, Virginia, encompass the communities of license of commonly owned AM and FM radio stations, the proposed transfer would violate the one-to-a market rule, found in Section 73.3555(c) of the Commission's Rules. 2 47 C.F.R. Sec.73.3555(c) (1994). This rule

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1 The stations involved in this transfer are: WNCT-TV, WNCT-AM, WNCT-FM,
GREENVILLE, NC (BTCCT-941107KJ, BTC-941107KK, BTCH-941107KL); WBMG(TV), Birmingham, AL (BTCCT-941107KM); WSLS-TV, Roanoke, VA (BTCCT-941107KT); WUTR(TV), Utica, NY (BTCCT-941107KW); WDEF-TV, Chattanooga, TN (BTCCT-941107KX); WJHL-TV, Johnson City, TN (BTCCT-941107LA); WTVR-TV, Richmond, VA (BTCCT-941107LD); WTVQ-TV, Lexington, KY (BTCCT-941107LK); KALB-TV, Alexandria, LA (BTCCT-941107LN); KWJJ-AM, KWJJ-FM, Portland, OR (BTC-941107KN, BTCH-941107KO); KJJO-AM, KJJO-FM, St. Louis Park, MN (BTC-941107KP, BTCH-941107KQ); WNAX-AM, WNAX-FM, Yankton, SD (BTC-941107KR, BTCH-941107KS); WHEN-AM,WHEN-FM, Syracuse, NY (BTC-941107KU, BTCH-941107KV); WDEF-AM, WDEF-FM, Chattanooga, TN (BTC-941107KY, BTCH-941107KZ); WTVR-AM, WTVR-FM, Richmond, VA (BTC-941107LB, BTCH-941107LC), KEZX-AM, KEZX-FM, Seattle, WA (BTC-941107LF, BTCH-941107LE); WPAT-AM, WPAT-FM, Paterson, NJ (BTC-941107LG, BTCH-941107LH); KWLO-AM, KFMW-FM, Waterloo, IA (BTC-941107LI, BTCH-941107LJ): WNLS-AM, WTNT-FM, Tallahassee, FLh) (BTC-941107LL, BTCH-941107LM); and three TV translators WO5BI, Morehead City, NC (BTCTTV-941107LO); W04CB, Sylacauga, AL (BTCTVL-941107LO); and W63AE, Oneonta, NY (BTCTT-941107LP).

2 The stations involved are: Greenville, North Carolina (WNCT-TV, WNCT-AM, WNCT-FM); Chattanooga, Tennessee (WDEF-TV, WDEF-AM, WDEF-FM); and Richmond, Virginia (WTVR-TV, WTVR-AM, WTVR-FM).
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proscribes common ownership of a television station and radio stations in the same market. 3 Consequently, you have requested a temporary 12-month waiver of the rule in order to give you time to divest yourself of the radio stations in an orderly manner. David Lampel, Atlas News and Information Services, Inc., an unsuccessful minority bidder for the Park stations, and WVGO License Limited Partnership and Benchmark Radio Acquisition Fund III Limited Partnership ("WVGO"), licensee of WVGO-FM, Richmond, Virginia, filed petitions to deny your applications, and you filed responses to these petitions. The Memphis Development Company ("MDC") has also filed an informal objection against your applications. On January 27, 1995, WVGO requested that the Commission allow it to withdraw its petition. 4

     In support of your temporary waiver request, you note that granting your request will not create any new prohibited ownership combinations, and that in similar instances the Commission has granted temporary waivers.
You also assert that allowing a 12-month waiver will serve the public interest by permitting the current service provided by the Park stations to continue uninterrupted. Furthermore, you note that a rushed sale of the stations may cause several negative consequences such as unnecessarily limiting the pool of buyers, thereby possibly excluding minorities and potentially decreasing the value of the stations. If granted the temporary waiver, however, you pledge that PAI will undertake an affirmative effort to find minority buyers for the stations.

     Additionally, you state that none of the affected markets suffer from a lack of media voices, and therefore granting the waiver will not create an undue economic concentration of media voices. You note that Greenville, North Carolina falls into the Greenville-New Bern-Washington Area of Dominant Influence ("ADI") for television and the North Carolina Metro Survey Area ("MSA") for radio. According to your waiver request, a total of 9 television stations, 43 radio stations, a cable service with 60% penetration in the area and 11 general or community newspapers serve this area. In the Chattanooga, Tennessee ADI and MSA, a total of 8 television stations, 32 radio stations, a cable operator with 63.6% penetration and 10 general or community newspapers exist. Lastly, you note that the Richmond, Virginia ADI and MSA are served by 8 television stations, 34 radio stations, three cable operators with 55.8% penetration and 8 general or community newspapers. Finally, you assert that permitting existing grandfathered combinations to continue for an additional 12-month period in order to allow an orderly divesture poses no threat to diversity or to economic competition in the affected markets.

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3 PCI currently holds these stations pursuant to the grandfathering provisions of Section 73.3555, Note 4.  See 47 C.F.R. Sec73.3555, n.4.

4 The WVGO principals certified that they did not, and will not, receive any money or other consideration for the withdrawal of their petition. 47 C.F.R. Sec.73.3588. Regardless of this request for permission to withdraw, however, once a petition to deny is filed we are obligated to consider its merits. Viacom Inc., 9 FCC Rcd 1577, 1577 (1994); Booth American Co., 58 F.C.C. 2d 553, 554 (1976). To the extent that the issues raised by Mr. Lampel and MDC are similar to those raised by WVGO, however, they will be discussed below. We have reviewed the remaining WVGO allegations and find that they do not raise a substantial and material question as to whether approval of the transfer would serve the public interest, convenience and necessity.
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     The ultimate objectives of the Commission's multiple ownership rules are to promote economic competition and diversity of programming and viewpoints in order to further the public interest. See Amendment of
Section 73.3555 of the Commission's Rules, 4 FCC Rcd 1723 (1989), recon. granted in part and denied in part, 4 FCC Rcd 6489 (1989); Attribution of Ownership Interests, 97 F.C.C. 2d 997 (1984), recon. granted in part and denied in part, 1 FCC Rcd 802 (1986). The Commission is not, however, without flexibility to respond to situations where application of fixed multiple ownership standards would be contrary to other public interest concerns. Before we will grant such a waiver, an applicant must sustain the burden of showing that the benefits to be achieved by its proposal are in the public interest and that a waiver would not compromise the fundamental policies served by the rule.

     On the basis of the representations before us and the circumstances of this case, we find that a temporary waiver would be consistent with the public interest and with our previous decisions. In the past we have held that forcing an immediate sale for diversity purposes alone would not be in the public interest where the result of such an action may be to unnecessarily restrict the value of the station, Knoxville Channel 8 Limited Partnership, 4 FCC Rcd 4760, 4761 (1989), or to limit the range of potential buyers to those with immediate access to the necessary capital, thereby possibly precluding purchase by local groups or minority-controlled entities, Citadel Communications Company, Ltd., 5 FCC Rcd 3842, 3844
(1990). In addition, in view of the numerous other media services available and the longstanding grandfathered common ownership of the stations involved, we find that no undue concentration of control of the media or adverse effect on diversity will result from a grant of this temporary request.

     We turn next to the allegations raised in the filings by Mr. Lampel regarding the transferor and its investment adviser, and by the MDC regarding the transferee's funding source. According to information supplied in the pleadings, it appears that the sale of PCI occurred by means of a formal auction process, conducted with the assistance of an investment adviser. As part of this process, the investment adviser required that any entity interested in bidding on PCI demonstrate that it had the financial resources available to consummate the transaction. Entities who did this were then asked to enter a confidentiality agreement for the purpose of receiving a confidential memorandum regarding PCI's finances for use in making a preliminary bid. The leading bidders then had until October 17, 1994 to submit a final bid.

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     In his objection, 5  Mr. Lampel asserts that the investment adviser placed him at a disadvantage compared with other bidders by denying him the financial information on PCI. Additionally, he claims that the investment adviser tried to "pre-qualify" him, thus making it more difficult for him to attempt to purchase the stations. He further argues that the investment adviser's actions denied him both procedural and substantive due process because, he alleges, a similarly situated non-minority bidder would not have been treated in the same manner. In his reply, he also suggests that since the Securities and Exchange Commission has found the investment adviser in violation of the Exchange Act in matters entirely unrelated to its dealings with PCI, the investment adviser should not be entrusted with aiding in the PCI transaction. He also urges us to impute the investment adviser's alleged misdeeds to the transferor. Furthermore, he notes that a limited partner in the investment advising firm also serves on the board of directors of PCI and, as such, has an undisclosed cognizable interest in the company which, he insinuates, poses a conflict of interest. Lastly, he asserts that by using the assistance of an investment adviser PCI improperly delegated to a non-licensee decisions regarding appropriate bidders. For the reasons stated above, Mr. Lampel requests that the Commission declare the agreement null and void and give him, as a minority bidder and, by his assertion, a more experienced broadcaster, an equal chance to acquire the stations. In his reply, Mr. Lampel also requests that we conduct a hearing to further investigate his claims.

     Initially, we note that throughout Mr. Lampel's arguments runs the general implication that the public interest may better be served if he were to purchase PCI rather than PAI.  In making our determination regarding approval of an application for transfer of control, however,
Section 310(d) of the Communications Act limits our consideration to the transferee proposed in this application. Under the Act, "the Commission may not consider whether the public interest, convenience, and necessity might be served by the transfer . . . to a person other than the proposed transferee. . . ."  47 U.S.C. Sec. 310(d).  Since we cannot consider whether another buyer, such as Mr. Lampel, might comparatively better serve the public interest, his suggestion to this effect does not establish the need for a hearing. See Citadel Communications Company, Ltd., 5 FCC Rcd at
3844.

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5 In his filing, Mr. Lampel failed to meet both our procedural and our substantive standing requirements. In his original filing, Mr. Lampel did not support his allegations with an affidavit of someone with personal knowledge thereof, as required by Section 309(d)(1) of the Communications Act. While he did include an affidavit in his reply to the opposition, he still failed to comport with our procedural requirements by not serving a copy of the petition on PAI, the transferee. See 47 U.S.C. Sec.309(d)(1). Additionally, Mr. Lampel does not meet the substantive requirements of standing under Section 309 as a "party in interest" merely by claiming to be a "ready, willing and able buyer." Greyson Enterprises, Inc., 77 F.C.C. 2d 156, 161 (1980). Because he fails to meet our standing requirements, Mr. Lampel's petition will be treated as an informal objection pursuant to 47 C.F.R. Sec.73.3587, See, e.g., Pacific Broadcasting Corp., 66 F.C.C. 2d 256, 256-57 (1977). Similarly, although in his reply Mr. Lampel raises a series of new allegations in contravention of our rule requiring that a reply be limited to the matters raised in the opposition, 47 C.F.R. Sec.1.45(c), we will nonetheless examine these allegations on their merits.

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     Section 309(d)(1) of the Communications Act requires that a petition to deny contain specific allegations of fact, supported by an affidavit of someone with personal knowledge thereof, sufficient to show that a grant of the application would be prima facie inconsistent with the public interest. If the petition meets this threshold requirement, the Commission must then examine all of the material before it to determine whether there is a substantial and material question of fact requiring resolution in a hearing. 47 U.S.C. Sec. 309(d)(1)-(2). Although Mr. Lampel noted that he will make available to the Commission documents and testimony to support his contentions, by not including such information within the petition he failed to support his allegations.

     Indeed, none of the information provided in any of the pleadings supports Mr. Lampel's claims of irregularities in the auction process. Contrary to Lampel's assertions, PCI did not act improperly in employing an investment adviser to assist with this process. Such delegation of business dealings occurs frequently and does not violate any Commission rule or policy. Moreover, information proffered by PCI in its opposition to Mr. Lampel's filing rebuts his general allegations concerning unfairness in the bidding process. PCI submitted a copy of a letter written by its counsel responding to letters written by petitioner to Mrs. Park raising similar claims of unfairness. In this response letter, PCI notes that it and its investment adviser attempted to accommodate Mr. Lampel by, inter alia, providing his representative with the same information given to all other parties interested in acquiring the company, and by affording him an extra week to submit a final bid. Later, counsel for PCI even attempted to assist Mr. Lampel with the petition process by notifying him that he may be under the misimpression that the filing deadline for petitions to deny was December 7, 1994, rather than December 22, 1994. Although Mr. Lampel then claimed that PCI's counsel had attempted to mislead him concerning the deadline, no such deception occurred. Our rules provide that petitions to deny must be filed within thirty days after issuance of public notice of the acceptance for filing of the application. 47 C.F.R. Sec. 73.3584(a). In this case, the thirty day period expired on December 22, 1994, as represented by PCI's counsel. Since the information provided in Mr.
Lampel's reply does not demonstrate the occurrence of any harmful irregularities with the auction process, petitioner's generalized allegations concerning racial and religious discrimination, which he claims were manifest in the form of a biased auction process, remain unsubstantiated.

     Finally, neither our attribution rules, nor our character qualifications policy, nor any other Commission rule or policy relating to a transfer of control, require that we examine either the past violations of law committed by a nonparty, such as the investment adviser, or the relationship between a limited partner of a nonparty and the board of directors of the transferor. Nor does precedent dictate that, in the circumstances here, we impute to the transferor any alleged misdeeds of the nonparty investment adviser. See, e.g., Univision Holdings, Inc., 7 FCC Rcd 6672, 6682 (1992); Character Qualifications, 102 F.C.C. 2d 1179, 1205-
06, reconsidered in part, 1 FCC Rcd 421 (1986); Attribution of Ownership Interests, 97 F.C.C. 2d 997. Similarly, none of our rules or policies require that the transferor note in its application that a member of its board also serves as a limited partner of its investment adviser. Thus, we reject Mr. Lampel's contention that these matters should affect our decision regarding grant of the transfer of control.

     In its objection, MDC makes four allegations pertaining to PAI's major source of funding, a loan from the Retirement Systems of Alabama ("RSA"), the Alabama state employees and teachers pension fund. First, MDC urges that, given the potential risk involved in investing in a media conglomerate, a state pension fund should not be financing such a transaction, especially in a situation where, as here, it will have little control over the business. Additionally, MDC notes that Alabama's governor objected to a prior attempt by the RSA to purchase a television station and that since this transaction involves stations in Alabama, as well as in other states, the sale "represents not only a major conflict of interest with RSA and the Chief Executive Officer of the state [of Alabama], but creates a similar potential conflict with RSA and CEO's of several states charged with protecting retirement funds of similar employees." Next, it asserts that a pension fund should not make such a large investment, and questions whether PAI paid too much to acquire PCI. Lastly, MDC claims that the RSA has a large number of African American investors, but that it has not conducted activities aimed at benefiting Alabama's African American citizens.

     MDC's concerns about the RSA will not affect our decision concerning grant of this transfer. No rule or policy confers on the Commission jurisdiction to examine the business decisions of a nonparty to the application where these decisions affect neither the qualifications of the applicants nor involve a public interest issue relating to a party to the transfer. This is true even where the nonparty, such as the RSA, provides the majority of the funding for the transaction. See Attribution of Ownership Interests, 97 F.C.C. 2d at 1022. Thus, as part of our determination about whether to approve the transfer, we have no authority to consider the wisdom of the pension fund's decision to invest in PAI in the manner in which it has chosen, the prudence of the price paid by PAI to acquire PCI, or the relationship between the RSA and the African American citizens of Alabama. See Character Qualifications, 102 F.C.C. 2d at 1205-
06. 6

     Lastly, we find that MDC's concerns that the transfer will cause a conflict of interest between the RSA, the governor of Alabama, and the governors of other states, does not provide grounds to deny this transfer. As MDC noted in its objection, the former Alabama governor had protested the 1989 attempt by a subsidiary of the RSA to purchase WSFA(TV) Montgomery, Alabama, based on his belief that operation by a state agency of a television station which covers state government creates a conflict of interest. Ultimately the parties dismissed the assignment application, thus rendering the issue moot. See File No. BALCT-881223KH (1989). Not only does the instant transaction differ factually from the proposed WSFA(TV) transaction, but no elected officials have raised any similar concerns regarding potential conflicts of interest.

     In conclusion, having considered all the materials before us in this matter, we find that Mr. Lampel and the MDC have failed to raise a substantial and material question of fact such that their allegations would warrant a hearing. 47 U.S.C. Sec. 309(d)(2). Further, based on the above representations, we believe that a temporary waiver of Section 73.3555(c) is consistent with Commission precedent and will serve the public interest. Accordingly, your requested waiver of the one-to-a-market provision to permit Park Acquisitions, Inc. to hold cognizable interests in a television station, and an AM and FM station in the Greenville, North Carolina, Chattanooga, Tennessee and Richmond, Virginia markets IS GRANTED, subject

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6 We also note that PAI complied with our application requirements by providing all necessary information about its funding sources, see FCC 315:
Application for Consent to Transfer of Control of Park Communications Inc., File Nos. BTCCT-941170KJ-LQ (Question 15 and 16, Exhibits B and C, and February 10, 1995 Amendment), and that nothing in this information indicates that the funding arrangement violates our rules. See Data Transmission Co., 44 F.C.C. 2d 935, 936-37 (1974).
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to the condition that Park Acquisitions, Inc. shall divest itself of any interest in, and connection with, the radio stations no later than 12 months from consummation of this transaction. Additionally, the petition to deny filed by David Lampel, Atlas News and Information Services, Inc., when considered as an informal objection, and the informal objection filed by the Memphis Development Company ARE DENIED. Also, the petition filed by WVGO License Limited Partnership and Benchmark Radio Acquisition Fund III Limited Partnership IS DISMISSED. Furthermore, finding that the applicants are fully qualified and the public interest would be served thereby, the applications for transfer of control of the licensees of the 31 television and radio stations and the three television translators from Dorothy Park, Personal Representative of the Estate of Roy H. Park, to Park Acquisitions, Inc. ARE GRANTED.

     This letter was adopted by the Commission on March 27, 1995.

                                   BY DIRECTION OF THE COMMISSION


                                   William F. Caton
                                   Acting Secretary